Exhibit 10.32

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”), dated as of August 30, 2002, by and between SC BioSciences Corporation (the “Seller”) and Ciphergen Biosystems, Inc. (the “Purchaser”).

RECITALS:

A.                                           The Seller and the Purchaser are the parties to the Joint Venture Agreement dated January 25, 1999 as amended by the First Amendment to Joint Venture Agreement dated March 15, 2002 (“Joint Venture Agreement”) in which the Seller and the Purchaser agree, amongst other things, on certain terms and conditions with respect to the Buyout Option exercisable by the Purchaser to purchase from the Seller 1,000 Shares of Ciphergen Biosystems K.K. (“CBK”);

B.                                             The Purchaser exercises its Buyout Option to purchase the Option Shares from the Seller pursuant to the Section 5 of the Joint Venture Agreement.

Accordingly, the parties agree, pursuant to the Joint Venture Agreement, as follows:

1.                                               Definition

Unless the context otherwise requires, in this Agreement, the capitalized terms shall have the same meanings set forth in the Joint Venture Agreement.

2.                                               Exercise of the Purchase Option

On the terms and subject to the conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Option Shares (as Specified in Schedule 1) for the aggregate price of ￥50,000,000.

3.	Closing
3.1

The purchase and sale of the Option Shares shall take place at a closing (the “Closing”) at the office of CBI, 6611 Dumbarton Circle, Fremont, CA 94555 on the date hereof or on such other date and location as the Purchaser and the Sellers shall agree.

3.2

At the Closing, the Purchaser shall deliver to the Seller, by wire transfer to the account of the Seller designated in Schedule 2 hereto, an amount, in immediately available funds, equal to the aggregate purchase price of the Option Shares being purchased by the Purchaser from the Seller.

3.3	At the Closing, the Purchaser shall assume all the liabilities of and make repayment of all the outstanding amount of the Loans and other working capital loans extended by SCB for and on behalf of CBK. The outstanding amount and other description of such Loans and working capital loans are specified in Schedule 3.
3.4

At the Closing, the Seller shall deliver to the Purchaser, against payment of the purchase price and the release from its obligation under the Joint Venture Agreement or other financial agreements to extend working capital loan for the operation of CBK, the certificates representing the Option Shares in the name of the Purchaser and registered by CBK.

3.5

The obligation of the Purchaser hereunder to enter into and complete the Closing hereunder are subject to the Purchaser’s receipt of the following financial statements of CBK: the Balance Sheet as of December 31, 2001; the Profit and Loss Statement for the year then ended; and the Statement of Cash Flow as of December 31, 2001, including the footnotes thereto, audited by ChuoAoyama Audit Corporation, independent certified public accountant.

4.	Representations and Warranties of Seller
4.1	The Seller represents and warrants to the Purchaser as follows:
a)

The execution, delivery and performance by the Seller of this Agreement are within the Seller’s powers and have been duly authorized on its part by all requisite action. No action by or in respect of or filing with any governmental authority, agency or official is required for the execution, delivery and performance of this Agreement by the Seller. This Agreement has been duly executed and delivered by the Seller and constitute the valid and binding agreement of such Seller.

b)

The Seller has, and at the time of delivery of the Option Shares pursuant to Clause 2 will convey to the Purchaser, good, valid and marketable title to the Option Shares, and the Option Shares are, and at the time of such delivery will be conveyed to the Purchaser, free and clear of all liens, claims and encumbrances.

5.	Miscellaneous
5.1

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings with respect thereto, both written and oral.

5.2

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective.

5.3	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.4	This Agreement shall be governed by and construed in accordance with the laws of Japan without regard to choice of law principles thereof.
5.5	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SC BioSciences Corporation
By:
Name:	Toru Umehara
Title:	President

Ciphergen Biosystems, Inc.
By:
Name:	William E. Rich
Title:	President & C.E.O.

Schedule 1

Description and Price of the Option Shares

1.	Description of Option Shares
1,000 Common Stock of Ciphergen Biosystems K.K. with a par value of ￥50,000 per share.
Stock number : # B01

2.	Purchase Price of Option Shares
The aggregate purchase price for the Option Shares is ￥50,000,000.

Schedule 2.

Bank Account Information

Schedule 3

Description of the Loans and Working Capital Loans

1.                Descriptions of Loans, including Working Capital Loans

Short Term Loans     ￥470,000,000  (as of August 19, 2002)

Bank Account Information